Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-189581 on Form S-8 of our report dated June 25, 2015, relating to the financial statements and financial statement schedules of the Dominion Kewaunee Union Savings Plan, appearing in this Annual Report on Form 11-K of the Dominion Kewaunee Union Savings Plan for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Richmond, Virginia
June 25, 2015